Exhibit 99.4

Virgin Media Seeks Amendments to Senior Facilities Agreement

LONDON, 16 October 2009 – Virgin Media Inc. (NASDAQ:VMED) (LSE:VMED), a leading UK entertainment and communications business, today announced that it is seeking the consent of its senior lenders to make certain amendments to its senior facilities agreement, under which the principal amount of outstanding debt is £3.1 billion. These amendments will provide Virgin Media with additional financial flexibility and further strengthen its capital structure.

The proposed amendments will support the refinancing of the existing senior bank debt over time by facilitating the reduction of the principal outstanding amount of senior bank debt to be refinanced. The principal aim of the proposed amendments to Virgin Media’s senior facilities agreement is to permit the issuance of senior secured bonds which rank on a pari passu basis with the existing senior bank facilities, in order to refinance part of the existing senior bank facilities and diversify the sources of funding available to Virgin Media. Virgin Media’s top ten relationship banks have unanimously confirmed their support for the proposed amendments.

Neil Berkett, Chief Executive Officer of Virgin Media, said:

“The proactive management of our capital structure has been reflected by the continued market confidence in our business. The amendments to our senior facilities will further enhance our financial flexibility and allow management to focus on enhancing our operations whilst continuing to grow the business and generate sustained cash flow.”

The proposed amendments require the consent of two-thirds of all lenders under the senior facilities agreement. The deadline for lenders to respond to the amendment request is 30th October 2009.

Virgin Media propose to pay a consent fee of 25 bps to each lender that provides its consent to the proposed amendments.

A more detailed description of the amendments is provided in the attached Summary of Proposed Amendments.

For further information contact:

Virgin Media Investor Relations
Richard Williams: +44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Vani Bassi: +44 (0) 20 7299 5353 / vani.bassi@virginmedia.co.uk

Media contacts
At Virgin Media, Gareth Mead: +44 (0) 20 7299 5703 / gareth.mead@virginmedia.co.uk
At Tavistock Communications, Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk

Important Information

Virgin Media cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  There can be no assurance that the transactions contemplated in this announcement will be completed.  Virgin Media assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

SUMMARY OF PROPOSED AMENDMENTS

The requested amendments to the Senior Facilities Agreement (“SFA”) will be documented by amendments and restatements of each of the SFA, Group Intercreditor Agreement and HYD Intercreditor Agreement which will be made available to the Lenders via Intralinks.

Below is a summary description of the Proposed Amendments. Capitalised terms used in this Summary shall have the same meaning ascribed to such terms in the SFA, unless otherwise specified:

A.	Issuance of Senior Secured Bonds (“SSBs”):

The SFA and the Group Intercreditor Agreement would be amended to permit the issuance of SSBs on the following terms:

(i)
100% of the net proceeds of any SSB issuance must be applied in prepayment of Outstandings under the SFA in the same manner as the SFA currently provides for the application of Debt Proceeds of any issuance of Additional High Yield Notes;

(ii)	any SSBs issued must have a final maturity (with no sinking fund payments) on or after 3 March 2014;

(iii)
the SSBs will, where practicable, share on a pari passu basis the security and guarantees currently granted in favour of the SFA Lenders, but may be limited in relation to the SSBs to the extent necessary to eliminate any requirement to include separate financial statements for subsidiaries of Virgin Media Investment Holdings Limited (“VMIH”) or other applicable requirements from time to time;

(iv)
enforcement under the security documents will be controlled by the Instructing Group under the SFA unless 60 consecutive Business Days have lapsed since both of the following have occurred at the same time: (i) the aggregate outstanding principal amount and undrawn uncancelled commitments under the SFA is less than £1.0 billion and (ii) the aggregate outstanding principal amount and undrawn uncancelled commitments under the SFA represents less than 60% of the aggregate outstanding principal amount and undrawn uncancelled commitments under all senior secured indebtedness, and both conditions under clauses (i) and (ii) continue to exist on such 60th Business Day.

Thereafter, enforcement under the security documents will be controlled by a majority in principal amount of all pari passu senior secured debt then outstanding (including both the SFA Lenders and the SSB noteholders).  The controlling party under this paragraph (iv) is referred to as the “Controlling Party”;

(v)
a covenant (subject to any waiver by an Instructing Group) would be added to the SFA which will require the Company to maintain an aggregate principal amount outstanding, and/or committed to, under the SFA of not less than £1.0 billion (such covenant would not prevent any required repayment under the SFA but would be breached upon any such repayment that results in the crossing of the £1.0 billion threshold);

(vi)
the Company would be granted the ability to interpose an intermediate holding company incorporated under the laws of England and Wales (“Newco”) between VMIH and its direct subsidiaries to enhance the security enforcement structure which will guarantee the SSBs and also accede as a guarantor under the SFA.  VMIH will pledge its shares in Newco in favour of the SFA Lenders and the SSB noteholders.  The amendments will also permit Newco to grant a senior subordinated guarantee on similar terms to the VMIH guarantee, in favour of existing and future high yield debt;

(vii)
neither the relevant Instructing Party instructing the Security Trustee, nor the Security Trustee, shall take into account the sharing of proceeds provisions under the Group Intercreditor Agreement when determining the manner of enforcement of Security (and which Security to enforce) and, if it is determined to enforce any direct Security over shares of one or more members of the Bank Group (other than shares in VMIH and/or Newco), the relevant Instructing Party must in good faith believe that doing so will result in more aggregate proceeds resulting from enforcement of Security (disregarding the sharing of proceeds provisions under the Group Intercreditor Agreement) than would be realised solely from enforcing direct Security over shares in VMIH and/or Newco alone;

(viii)
a provision would be added to the Group Intercreditor Agreement to provide that the Facility Agent and the Security Trustee shall use reasonable efforts to consult with the note trustees, facility agent, steering committee or other representative (as applicable) of the other senior secured creditors from time to time (including any SSB noteholders) prior to taking any enforcement action and provide on a regular basis relevant information on the status of any ongoing enforcement action;

(ix)	SSBs will be issued by Virgin Media Finance PLC, VMIH, or a direct finance subsidiary of either (not, for the avoidance of doubt, Newco);

(x)	there will be no limit in the principal amount of SSBs or in the number of tranches of SSB issuances;

(xi)	there will be no pricing limit (OID or coupon) on SSBs;

(xii)	any interest rate and currency hedging in respect of 100% of the principal and/or coupon payable under any SSBs will be permitted;

(xiii)
the SSB noteholders will have the right to repurchase all (but not a portion of) the Outstandings under the SFA at par upon the occurrence of an Event of Default and the Security Trustee or the Lenders under the SFA have begun formal steps to enforce any Guarantee or Security;

(xiv)	the SFA will confirm that the events of default of any SSBs relating to the default under other Indebtedness shall be limited to cross payment defaults and cross-acceleration; and

(xv)
following an Event of Default under the SFA, all payments received by any Finance Party to enter into any standstill agreement or other agreement to delay the taking of any enforcement action shall be shared among all the senior secured creditors (including any SSB noteholders) on a pro rata basis.

At the time of any issuance of any SSBs (or immediately prior thereto) certain terms in the SFA would be amended to reflect such SSB issuance including: (i) “Finance Documents” to include any finance documents with respect to any such SSBs and (ii) “Finance Parties” to include any SSB trustee, any SSB holders and any other finance parties in respect of any such SSBs.

The Group Intercreditor Agreement would be amended to permit the issuance of SSBs on a second lien basis on terms that are acceptable to the Controlling Party.

To the extent that either amendments to any Security Documents or supplemental security documents are necessary, in the opinion of the Security Trustee, in order for the SSBs to share in the Security on a pari passu basis with the Lenders under the SFA, the Company seeks the consent to such amendments or supplemental security documents, in each case on terms reasonably acceptable to the Security Trustee and, in relation to supplemental security documents, on the basis that such security documents are on substantially the same terms as the existing Security Documents relating to substantially the same or similar assets in the same jurisdictions, whether now or at the time of issuance of any SSBs.

B.	Hedging Related Amendments:

The Group Intercreditor Agreement would be amended to up-date its hedging related terms and bring such terms in line with current market standards and counterparty expectations for hedging transactions, in particular by making the following amendments:

(i)	consolidate pre- and post-merger hedge counterparties into a single class and thus make pre-merger hedges subject to standard enforcement restrictions;

(ii)	permit termination payments on voluntary close-out of hedges by mutual consent prior to a Senior Default;

(iii)
expand permitted enforcement rights of hedge counter-parties to bring them closer to current market standards, subject to the turn-over provisions of the Group Intercreditor Agreement following any Senior Default; and

(iv)	include a consent right for hedge counterparties to any changes affecting the pari passu ranking of hedge counterparties or the status of hedge counterparties as secured creditors.

The SFA would be amended to clarify that the Bank Group may enter into any non-speculative hedging activities with respect to any Indebtedness of the Group.

C.           Clarifying and Technical Amendments

The SFA would be amended to provide that any repayment premiums/fees payable in respect of any redemption or purchase of the 2014 Notes shall be excluded for the purposes of the definition of “Interest” and, therefore, disregarded for the purposes of the definition of “Consolidated Operating Cashflow”.

The Group Intercreditor Agreement and the HYD Intercreditor Agreement would be amended to update each of such agreements to reflect current parties and agreements outstanding and delete definitions and provisions which are no longer relevant or required.

In addition, the HYD Intercreditor Agreement would be amended to (i) reflect that Newco will grant an unsecured subordinated guarantee in respect of Virgin Media Finance PLC’s high yield notes (as set out above) and to provide for any additional guarantors from within the Bank Group granting any such similar guarantee to the extent the granting of such guarantee is permitted under the terms of the SFA in its form at the relevant time, (ii) clarify that any facilities which refinance the SFA (including subsequent refinancings) will be treated as senior liabilities for all purposes of the agreement, (iii) clarify that (A) any payment, repayment or purchase by any member of the Bank Group of the unsecured subordinated guarantee or any liability attaching thereto granted by any such member in respect of Virgin Media Finance PLC’s high yield notes and (B) any amendment, variation or waiver of the terms of such unsecured subordinated guarantee in respect of Virgin Media Finance PLC’s high yield notes will, in each case, constitute Prohibited Actions (as defined in the HYD Intercreditor Agreement) under the agreement and (iv) make consequential amendments to reflect each of the foregoing and clarify inconsistencies in the current drafting of the agreement.